EXHIBIT 99.3

SUN MICROSYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements are based on the historical financial statements of Sun Microsystems, Inc. (Sun) and Storage Technology Corporation (StorageTek) after giving effect to our acquisition of StorageTek (Acquisition) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. We acquired all of the outstanding shares of StorageTek on August 31, 2005.

For the purposes of these unaudited pro forma combined condensed financial statements, the Acquisition is assumed to have occurred as of July 1, 2004 with respect to the unaudited pro forma combined condensed statement of operations and as of June 30, 2005 with respect to the unaudited pro forma combined condensed balance sheet.

Sun and StorageTek have different fiscal years end, which end on June 30 and December 31, respectively. As a result, the unaudited pro forma combined condensed statement of operations for the year ended June 30, 2005 has been derived from:

•	the audited historical consolidated statement of operations of Sun for the year ended June 30, 2005; and

•	the unaudited historical consolidated statements of operations of StorageTek for the four quarters ended July 1, 2005.

The unaudited pro forma combined condensed balance sheet as of June 30, 2005 has been derived from:

•	the audited historical consolidated balance sheet of Sun as of June 30, 2005; and

•	the unaudited historical consolidated balance sheet of StorageTek as of July 1, 2005.

Because these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of fair values attributable to the Acquisition, the actual amounts recorded for the Acquisition may differ materially from the information presented in these unaudited pro forma combined condensed financial statements. The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s best estimates of fair value, with the excess cost over net tangible and identifiable intangible assets acquired being allocated to goodwill. We retained the services of a third party valuation firm to assist in the preliminary valuation of the intangible assets and certain tangible assets acquired and liabilities assumed. These allocations are subject to change pending a final analysis of the fair value of the assets acquired and liabilities assumed as well as the impact of integration activities, which could result in material changes from the information presented.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Acquisition had occurred on July 1, 2004, nor is it indicative of future operating results or financial position. The unaudited pro forma combined condensed financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies, nor do they include the effects of certain restructuring activities as discussed in Note 5. The pro forma information should be read in conjunction with the accompanying notes thereto, and in conjunction with the historical consolidated financial statements and accompanying notes of Sun and StorageTek included in their respective annual reports on Form 10-K and quarterly reports on Form 10-Q. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

SUN MICROSYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

For the Year Ended June 30, 2005

(in millions, except per share amounts)

	Historical
	For the Year Ended June 30, 2005	For the Four Quarters Ended July 1, 2005	Pro Forma Adjustments (Note 4)		Pro Forma Combined
	Sun	StorageTek
Net revenues:
Products	$7,126	$1,296	$(69	)(A)	$8,353
Services	3,944	945	(53	)(A)	4,836

Total net revenues	11,070	2,241	(122	)(A)	13,189
Cost of sales:
Cost of sales-products	4,174	641	91	(B)	4,906
Cost of sales-services	2,307	532	(23	)(B)	2,816

Total cost of sales	6,481	1,173	68	(B)	7,722

Gross margin	4,589	1,068	(190)		5,467
Operating expenses:
Research and development	1,785	198	2	(C)	1,985
Selling, general and administrative	2,919	665	167	(C)	3,751
Restructuring charges	262	—	—		262

Total operating expenses	4,966	863	169	(C)	5,998

Operating income (loss)	(377)	205	(359)		(531)
Gain on equity investments, net	6	—			6
Interest and other income, net	133	24	(106	)(D)	51
Settlement income	54	—	—		54

Income (loss) before income taxes	(184)	229	(465)		(420)
Provision for (benefit from) income taxes	(77)	42	(33	)(E)	(68)

Net income (loss)	$(107)	$187	$(432)		$(352)

Net income (loss) per common share-basic	$(0.03)	$1.75			$(0.10)

Net income (loss) per common share-diluted	$(0.03)	$1.72			$(0.10)

Shares used in the calculation of net income (loss) per common share-basic	3,368	107	(107	)(P)	3,368

Shares used in the calculation of net income (loss) per common share-diluted	3,368	109	(109	)(P)	3,368

See notes to unaudited pro forma combined condensed financial statements.

SUN MICROSYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

As of June 30, 2005

(in millions)

	Historical
	June 30, 2005	July 1, 2005	Pro Forma Adjustments (Note 4)		Pro Forma Combined
	Sun	StorageTek
ASSETS
Current assets:
Cash and cash equivalents	$2,051	$860	$(1,412	)(F)	$1,499
Short-term marketable debt securities	1,345	283	(597	)(F)	1,031
Accounts receivable, net	2,231	461	(19	)(G)	2,673
Inventories	431	127	29	(H)	587
Deferred and prepaid tax assets	255	158	(158	)(I)	255
Prepaid expenses and other current assets	878	8	(17	)(L)	869

Total current assets	7,191	1,897	(2,174)		6,914
Property, plant and equipment, net	1,769	178	11	(H)	1,958
Long-term marketable debt securities	4,128	20	(1,978	)(F)	2,170
Goodwill	441	20	1,531	(J)	1,992
Other acquisition-related intangible assets, net	113	4	1,118	(J)	1,235
Other non-current assets, net	548	214	(42	)(I)	720

	$14,190	$2,333	$(1,534)		$14,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$—	$1	$—		$1
Accounts payable	1,167	110	(22	)(G)	1,255
Accrued payroll-related liabilities	713	118	—		831
Accrued liabilities and other	1,014	385	(33	)(I)	1,366
Deferred revenues	1,648	179	(67	)(K)	1,760
Warranty reserve	224	38	—		262

Total current liabilities	4,766	831	(122)		5,475
Long-term debt	1,123	9	(2	)(M)	1,130
Long-term deferred revenues	544	—	—		544
Other non-current obligations	1,083	—	52	(N)	1,135
Stockholders’ equity	6,674	1,493	(1,462	)(O)	6,705

	$14,190	$2,333	$(1,534)		$14,989

See notes to unaudited pro forma combined condensed financial statements.

SUN MICROSYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The following unaudited pro forma combined condensed financial statements are based on the historical financial statements of Sun Microsystems, Inc. (Sun) and Storage Technology Corporation (StorageTek) after giving effect to our acquisition of StorageTek (Acquisition) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. We acquired all of the outstanding shares of StorageTek on August 31, 2005.

For the purposes of these unaudited pro forma combined condensed financial statements, the Acquisition is assumed to have occurred as of July 1, 2004 with respect to the unaudited pro forma combined condensed statement of operations and as of June 30, 2005 with respect to the unaudited pro forma combined condensed balance sheet.

Sun and StorageTek have different fiscal years end, which end on June 30 and December 31, respectively. As a result, the unaudited pro forma combined condensed statement of operations for the year ended June 30, 2005 has been derived from:

•	the audited historical consolidated statement of operations of Sun for the year ended June 30, 2005; and

•	the unaudited historical consolidated statements of operations of StorageTek for the four quarters ended July 1, 2005.

The unaudited pro forma combined condensed balance sheet as of June 30, 2005 has been derived from:

•	the audited historical consolidated balance sheet of Sun as of June 30, 2005; and

•	the unaudited historical consolidated balance sheet of StorageTek as of July 1, 2005.

Because these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of fair values attributable to the Acquisition, the actual amounts recorded for the Acquisition may differ materially from the information presented in these unaudited pro forma combined condensed financial statements. The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s best estimates of fair value, with the excess cost over net tangible and identifiable intangible assets acquired being allocated to goodwill. We retained the services of a third party valuation firm to assist in the preliminary valuation of the intangible assets and certain tangible assets acquired and liabilities assumed. These allocations are subject to change pending a final analysis of the fair value of the assets acquired and liabilities assumed as well as the impact of integration activities, which could result in material changes from the information presented.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Acquisition had occurred on July 1, 2004, nor is it indicative of future operating results or financial position. The unaudited pro forma combined condensed financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies, nor do they include the effects of certain restructuring activities as discussed in Note 5. The pro forma information should be read in conjunction with the accompanying notes thereto, and in conjunction with the historical consolidated financial statements and accompanying notes of Sun and StorageTek included in their respective annual reports on Form 10-K and quarterly reports on Form 10-Q. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

2. STORAGETEK ACQUISITION

On August 31, 2005, we acquired all of the outstanding shares of StorageTek, a publicly held company based in Louisville, Colorado (NYSE: STK). Under the terms of the agreement, StorageTek stockholders received $37 per share in cash for each StorageTek share and certain holders of StorageTek stock options received cash equal to the difference between $37 per share and the exercise price of such options. In addition, certain other outstanding options to purchase StorageTek common stock were converted into options to purchase shares of our stock. This acquisition has been accounted for as a purchase business combination. The total purchase price of $4,082 million was comprised of (in millions):

Cash paid to acquire the outstanding common stock of StorageTek	$3,987
Fair value of StorageTek options assumed	80
Acquisition-related transaction costs	15

Total purchase price	$4,082

The fair value of options assumed was determined using a price of $3.76, which represented the average closing price of our common stock from two trading days before to two trading days after the June 2, 2005 announcement date and was calculated using a Black-Scholes valuation model with the following assumptions: weighted average remaining expected life of 2.7 years, average risk-free interest rate of 3.8%, average expected volatility of 44.8% and no dividend yield.

Preliminary Purchase Price Allocation

The preliminary allocation of the total purchase price of StorageTek’s net tangible and identifiable intangible assets was based on their estimated fair values as of August 31, 2005. Adjustments to these estimates will be included in the allocation of the purchase price of StorageTek, if the adjustment is determined within the purchase price allocation period of up to twelve months. The excess of the purchase price over the identifiable intangible and net tangible assets was allocated to goodwill. The total purchase price of $4,082 million has been allocated as follows (in millions):

Goodwill	$1,754
Other intangible assets	1,122
Tangible assets acquired and liabilities assumed:
Cash and marketable debt securities	1,204
Other current assets	505
Non-current assets	334
Accounts payable and accrued liabilities	(539)
Other liabilities	(347)
In-process research and development	49

Total purchase price	$4,082

Other intangible assets

We have estimated the fair value of other intangible assets through the use of an independent third-party valuation firm that used the income approach to value these identifiable intangible assets which are subject to amortization. These estimates are based on a preliminary valuation and are subject to change upon management’s review of the final valuation. The following table sets forth the components of these other intangible assets and their weighted average estimated useful lives at August 31, 2005 (dollars in millions):

	Preliminary Fair Value	Weighted-Average Useful Life (in years)
Customer base	$540	4
Developed technology	516	4
Trademarks	55	16
Other	11	3

Total intangible assets	$1,122

Tangible assets acquired and liabilities assumed

We have estimated the fair value of certain tangible assets acquired and liabilities assumed. Some of these estimates are subject to change, particularly those estimates relating to deferred taxes and acquisition-related restructuring costs (see Note 4).

The following table summarizes the estimated fair value of the fixed assets acquired from StorageTek and their estimated useful lives at August 31, 2005 (dollars in millions):

	Preliminary Fair Value	Weighted-Average Remaining Useful Life (in years)
Buildings and improvements	$20	13
Land and improvements	26	N/A
Machinery and equipment	142	2

Total fixed assets	$188

In-process research and development (IPRD)

Of the total purchase price, approximately $49 million, related to nine projects within StorageTek’s tape, disk and network product lines, has been allocated to in-process research and development (IPRD) and was expensed in the first quarter of fiscal 2006. Projects that qualify as IPRD represent those that have not yet reached technological feasibility and have no alternative future use. Technological feasibility is defined as being equivalent to a beta-phase working prototype in which there is no remaining risk relating to the development.

The value assigned to IPRD, which was based on a preliminary valuation, was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased IPRD into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value.

3. HISTORICAL INFORMATION

StorageTek’s historical financial information as of and for the four quarters ended July 1, 2005 is derived from StorageTek’s historical financial statements. StorageTek’s fiscal year ends on December 31, and its historical results have been aligned to more closely conform to our June 30 fiscal year end by adding subsequent interim period results to their most recent fiscal year-end information and deducting the comparable preceding year interim period results. Certain reclassifications have been made to these financial statements to conform to the presentation used in Sun’s historical financial statements. Such reclassifications had no effect on StorageTek’s previously reported net income or income from continuing operations.

4. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma combined condensed statement of operations and the unaudited pro forma combined condensed balance sheet:

(A)	To eliminate intercompany transactions and record the impact of the deferred revenue fair value adjustment described in (K) below on income during the pro forma period (in millions):

	Intercompany Elimination	Deferred Revenue Adjustment	Total
Revenue – products	$(64)	$(5)	$(69)
Revenue – services	(26)	(27)	(53)

Total revenue	$(90)	$(32)	$(122)

(B)

To record an increase in depreciation expense related to the increased basis of depreciable fixed assets acquired, an increase in cost of goods sold related to the increased basis of inventory acquired, straight-line amortization of acquired intangible assets, and to eliminate intercompany transactions. See (H) below for further discussion of fair values of fixed assets and inventory (in millions):

	Fixed Assets and Inventory Adjustment	Intercompany Elimination	Amortization of Intangible Assets	Total
Cost of sales – products	$27	$(64)	$128	$91
Cost of sales – services	3	(26)	—	(23)

Total cost of sales	$30	$(90)	$128	$68

(C)	To record adjustments to operating expenses related to the increased basis of depreciable fixed assets acquired, straight-line amortization of acquired intangible assets, and elimination of direct Acquisition-related costs incurred by StorageTek during the year ended June 30, 2005 (in millions):

	Fixed Assets Adjustment	StorageTek Acquisition-Related Costs	Amortization of Intangible Assets	Total
Research and development	$2	$—	$—	$2
Selling, general and administrative	6	(5)	166	167

Total operating expenses	$8	$(5)	$166	$169

(D)	To record a pro forma decrease in interest income resulting from cash utilized in connection with the Acquisition, based on actual cash paid for the Acquisition and the average historical interest rates earned on StorageTek and Sun funds.

(E)	To decrease the pro forma combined U.S. provision for income taxes by $33 million to arrive at the amount that would have resulted had Sun and StorageTek filed consolidated income tax returns during the periods presented. The income tax impact of pro forma adjustments is subject to a full valuation allowance on StorageTek deferred tax assets, net of deferred tax liabilities, as it is more likely than not that such net deferred tax assets will not be realized.

(F)	To reflect cash utilized and investments liquidated for the Acquisition of $3,987 million, of which $1,412 million, $597 million, and $1,978 million was funded through the liquidation of cash, short-term and long-term marketable debt securities, respectively.

(G)	To eliminate $22 million of intercompany receivables and payables between StorageTek and Sun and record miscellaneous fair value adjustments to accounts receivable.

(H)	To record increases to historical value based on the preliminary estimates of fair value for fixed assets and inventory acquired from StorageTek. Preliminary estimates were based on the work of a third party valuation firm, available market data, and our preliminary integration plans with respect to StorageTek’s owned facilities. Any changes resulting from the finalization of the integration plan could result in adjustments to our current estimates. As permitted under generally accepted accounting principles in the United States (U.S. GAAP), these adjustments would be reflected in the allocation of the purchase price if made during the allocation period of up to twelve months from the date of acquisition.

(I)	To record a full valuation allowance on StorageTek’s deferred tax assets (see (E) above), which are net of deferred tax liabilities, and to decrease the U.S. income tax provision by $33 million for expected combined results. Upon finalization of the combined companies’ legal entity business integration and restructuring plans, additional adjustments to deferred taxes may be required.

(J)	To record the preliminary purchase price allocation to goodwill and intangible assets as though the Acquisition had occurred on the balance sheet date, and to eliminate StorageTek goodwill and intangible assets from previous acquisitions. The pro forma adjustment for goodwill differs from the amount shown in Note 2 as a result of different tangible net asset balances as of June 30, 2005 (the date of the unaudited pro forma combined condensed balance sheet) and August 31, 2005 (the date of the Acquisition).

(K)	To record preliminary fair value adjustments to StorageTek’s deferred revenue, net of intercompany transactions. The preliminary fair value adjustments to deferred revenue was estimated using cost plus an appropriate profit margin to fulfill future service and product delivery requirements based on the deferred revenue balances of StorageTek as of July 1, 2004 and does not reflect the actual fair value adjustment as of the date of acquisition.

(L)	To eliminate $15 million of direct Acquisition-related costs incurred by Sun which were recorded as prepaid expenses prior to Acquisition close and to record preliminary fair value adjustments to prepaid assets.

(M)	To record preliminary fair value adjustments to StorageTek’s capital lease in Toulouse, France as of July 1, 2005.

(N)	To record preliminary acquisition-related restructuring liabilities of $52 million associated with the costs of integrating operating locations and activities of StorageTek with those of Sun, including estimated severance costs associated with StorageTek employees of $16 million and estimated costs to vacate certain StorageTek facilities of $36 million. Certain aspects of the integration plan are still being finalized, including the evaluation of acquired facilities and workforce. Any changes resulting from the finalization of the integration plan could result in adjustments to our current estimates. As permitted under U.S. GAAP, these adjustments would be reflected in the allocation of the purchase price if made during the allocation period of up to twelve months from the date of acquisition.

(O)	To record the following adjustments to stockholders’ equity (in millions):

To record the fair value of StorageTek options assumed in the Acquisition	$80
To record the preliminary estimate of the fair value of IPRD	(49)
To eliminate StorageTek’s historical stockholders’ equity	(1,493)

Total adjustments to stockholders’ equity	$(1,462)

Note that no adjustment was made to the unaudited pro forma combined condensed statement of operations for stock-based compensation expense. Amounts recorded as stock-based compensation expense as a result of the Acquisition are not materially different from stock-based compensation expense recorded by StorageTek during the four quarters ended July 1, 2005.

(P)	To eliminate StorageTek shares acquired as part of the Acquisition. Note that no adjustment has been made for the impact of assumed options as they would have been anti-dilutive.

5. RESTRUCTURING COSTS RELATED TO POST-ACQUISITION SUN ACTIVITIES

As part of combining the two companies, we expect to incur restructuring costs during the next several quarters for severance payments associated with Sun employees and costs to vacate certain Sun facilities that existed prior to the Acquisition. As these plans are currently in the early stages of development, we have not yet estimated their impact on future periods. No adjustment has been included in the pro forma combined condensed financial statements for estimated restructuring costs related to these Sun activities.

Total preliminary restructuring costs associated with StorageTek activities, which are discussed in item (N) of Note 4, are estimated to be $52 million.

6. CERTAIN NON-RECURRING ITEMS

As part of the Acquisition agreement, Sun agreed to provide certain benefits to continuing StorageTek employees, in the form of guaranteed bonus achievement and retention bonuses for key StorageTek employees. We expect to incur approximately $46 million of compensation expense under these benefit plans during the twelve months following the acquisition and approximately $44 million during our fiscal year ending June 30, 2006. No pro forma adjustment is required for these amounts, and as such, they are excluded from the pro forma presentation herein.